Schedule 10.4 (b)
to the Share Sale and Purchase Agreement
between Statoil ASA and Statpet AS
and Norsk Teekay AS
dated 15 December 2002

Letter of Resignation

I refer to the Share Sale and Purchase Agreement (the “Agreement”) entered into on 15 December 2002 between Statoil ASA (“Statoil”) and Statpet AS (“Statpet”) on the one side and Norsk Teekay AS on the other side.

I, [ ] hereby give notice of my resignation from my office as a director of [ ]. My resignation has effect from , 2003 at a.m./p.m.

I confirm that I have no claim or right of action of any kind against Navion ASA or any of its subsidiaries or any of their respective officers or employees and that neither Navion ASA nor any of its subsidiaries is in any way obligated or indebted to me.

[as at Closing]

_______________________
[name of board members]